                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13D-1 (b) AND (c)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                (Amendment No. )*


                         AVANT Immunotherapeutics, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   053491106
                        ------------------------------
                                 (CUSIP Number)

                                August 21, 1998
           -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 20 Pages

-------------------------------                    -----------------------------
CUSIP NO.   053491106                13G                 Page 2 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Ventures II, L.P.
 -------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
 -------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       2,318,706
       REPORTING            ----------------------------------------------------
        PERSON
          WITH               7      SOLE DISPOSITIVE POWER


                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    2,318,706
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,318,706
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.   053491106                13G                 Page 3 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Partners II, L.P.
 -------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
 -------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       2,318,706
       REPORTING            ----------------------------------------------------
        PERSON
          WITH               7      SOLE DISPOSITIVE POWER


                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    2,318,706
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,318,706
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.   053491106                13G                 Page 4 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Ventures III, L.P.
 -------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
 -------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       2,055,505
       REPORTING            ----------------------------------------------------
        PERSON
          WITH               7      SOLE DISPOSITIVE POWER


                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    2,055,505
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,055,505
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.8%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.   053491106                13G                 Page 5 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Partners III, L.P.
 -------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
 -------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       2,055,505
       REPORTING            ----------------------------------------------------
        PERSON
          WITH               7      SOLE DISPOSITIVE POWER


                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    2,055,505
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,055,505
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.8%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.   053491106                13G                 Page 6 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Ventures IV, L.P.
 -------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
 -------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       603,622
       REPORTING            ----------------------------------------------------
        PERSON
          WITH               7      SOLE DISPOSITIVE POWER


                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    603,622
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           603,622
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.4%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.   053491106                13G                 Page 7 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Partners IV, L.P.
 -------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
 -------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       603,622
       REPORTING            ----------------------------------------------------
        PERSON
          WITH               7      SOLE DISPOSITIVE POWER


                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    603,622
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           603,622
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.4%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.   053491106                13G                 Page 8 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           James H. Cavanaugh, Ph.D.
 -------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
 -------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       4,977,833
       REPORTING            ----------------------------------------------------
        PERSON
          WITH               7      SOLE DISPOSITIVE POWER


                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    4,977,833
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,977,833
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.   053491106                13G                 Page 9 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           Harold R. Werner
 -------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
 -------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       4,977,833
       REPORTING            ----------------------------------------------------
        PERSON
          WITH               7      SOLE DISPOSITIVE POWER


                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    4,977,833
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,977,833
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.   053491106                13G                 Page 10 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           William Crouse
 -------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
 -------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       4,977,833
       REPORTING            ----------------------------------------------------
        PERSON
          WITH               7      SOLE DISPOSITIVE POWER


                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    4,977,833
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,977,833
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.   053491106                13G                 Page 11 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           John W. Littlechild
 -------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
 -------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       4,977,833
       REPORTING            ----------------------------------------------------
        PERSON
          WITH               7      SOLE DISPOSITIVE POWER


                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    4,977,833
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,977,833
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.   053491106                13G                 Page 12 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           Mark Leschly
 -------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
 -------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       2,659,127
       REPORTING            ----------------------------------------------------
        PERSON
          WITH               7      SOLE DISPOSITIVE POWER


                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    2,659,127
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,659,127
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.3%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

         (a)      Name of Issuer:

                  AVANT Immunotherapeutics, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  119 Fourth Avenue
                  Needham, MA  02494-2725

Item 2.

         (a)      Name of Person Filing:

                  HealthCare Ventures II, L.P. ("HCV II"), HealthCare Partners II, L.P. ("HCP II"), HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly. See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.(1)

         (b)      Address of Principal Business Office or, if none, Residence:

                  The business address for HCV II, HCP II, HCV III, HCP III, HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Messrs. Littlechild and Leschly is One Kendall Square, Building 300, Cambridge, Massachusetts 02139.

         (c)      Citizenship:

                  HCV II, HCP II, HCV III, HCP III, HCV IV and HCP IV are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly are each United States citizens.

--------
(1) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP II, which is the general partner of HCV II, the record holder of 2,318,706 shares of Issuer's securities reported hereto. Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly are general partners of each of HCP III and HCP IV, which are the general partner of HCV III and HCV IV, respectively, the record holder of 2,055,505 and 603,622 shares of Issuer's securities, respectively, reported hereto.

         (d)      Title of Class of Securities:

                  Common Stock, par value $.001 ("Shares").

         (e)      CUSIP Number:

                  053491106

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Inapplicable.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  As of August 21, 1998: HCV II and HCP II beneficially owned 2,318,706 Shares of Issuer's Securities, consisting of 2,052,711 Shares of Issuer's Common Stock and immediately execisable warrants to purchase 1,264,995 Shares of Issuer's Common Stock; HCV III and HCP III beneficially owned 2,055,505 Shares of Issuer's Securities, consisting of 1,753,972 Shares of Issuer's Common Stock and immediately execisable warrants to purchase 301,533 Shares of Issuer's Common Stock; HCV IV and HCP IV beneficially owned 603,622 Shares of Issuer's Securities, consisting of 515,074 Shares of Issuer's Common Stock and immediately execisable warrants to purchase 88,548 Shares of Issuer's Common Stock; Dr. Littlechild, Messrs. Cavanaugh, Werner and Crouse each beneficially owned 4,977,833 Shares of the Issuer's Securities, consisting of 1,203,021 Shares of Issuer's Common Stock and immediately execisable warrants to purchase 141,216 Shares of Issuer's Common Stock; and Mr. Leschly beneficially owned 2,659,127 Shares of Issuer's Securities, consisting of 2,269,046 Shares of Issuer's Common Stock and immediately execisable warrants to purchase 390,081 Shares of Issuer's Common Stock.

         (b)      Percent of Class:

                  As of August 21, 1998: the 2,318,706 Shares of Issuer's Securities beneficially owned by HCV II and HCP II constitute 5.5% of Issuer's Shares outstanding; the 2,055,505 Shares of Issuer's Securities beneficially owned by HCV III and HCP III constitute 4.8% of Issuer's Shares outstanding; the 603,622 Shares of Issuer's Securities beneficially owned by HCV IV and HCP IV constitute 1.4% of Issuer's Shares outstanding; the 4,977,833 Shares of Issuers Securities beneficially owned by each of Dr. Littlechild and Messrs. Crouse, Werner and Cavanaugh constitute 11.7% of Issuer's Shares outstanding; and the 2,659,127 Shares of Issuer's Securities beneficially owned by Mr. Leschly constitute 6.3% of Issuer's Shares outstanding.

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           Inapplicable

                  (ii)     shared power to vote or to direct the vote:

                           HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those shares owned by HCV II.

                           HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to vote or direct the vote of those shares owned by HCV III.

                           HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to vote or direct the vote of those shares owned by HCV IV.

                  (iii) sole power to dispose or to direct the disposition of:

                           Inapplicable

                  (iv) shared power to dispose of or to direct the disposition of:

                           HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV II.

                           HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to dispose of or direct the disposition of those Shares owned by HCV III.

                           HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to dispose of or direct the disposition of those Shares owned by HCV IV.


Item 5.           Ownership of Five Percent or less of a Class:

                  Inapplicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Inapplicable.

Item 8.           Identification and Classification of Members of the Group:

                  Inapplicable.

Item 9.           Notice of Dissolution of Group:

                  Inapplicable.

Item 10.          Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to below were not acquired and were not held for purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  August 31, 1998                          HealthCare Ventures II, L.P.,
             Princeton, New Jersey               by its General Partner,
                                                 HealthCare Partners V, L.P.,

                                                 By: /s/ Jeffrey Steinberg
                                                     --------------------------
                                                     Jeffrey Steinberg
                                                     Administrative Partner

Dated:  August 31, 1998                          HealthCare Partners II, L.P.
             Princeton, New Jersey
                                                 By: /s/ Jeffrey Steinberg
                                                    ---------------------------
                                                    Jeffrey Steinberg
                                                    Administrative Partner

Dated:  August 31, 1998                          HealthCare Ventures III, L.P.,
             Princeton, New Jersey               by its General Partner,
                                                 HealthCare Partners V, L.P.,

                                                 By: /s/ Jeffrey Steinberg
                                                    ---------------------------
                                                    Jeffrey Steinberg
                                                    Administrative Partner

Dated:  August 31, 1998                          HealthCare Partners III, L.P.
             Princeton, New Jersey
                                                 By: /s/ Jeffrey Steinberg
                                                    ---------------------------
                                                    Jeffrey Steinberg
                                                    Administrative Partner

Dated:  August 31, 1998                          HealthCare Ventures IV, L.P.,
             Princeton, New Jersey               by its General Partner,
                                                 HealthCare Partners V, L.P.,

                                                 By: /s/ Jeffrey Steinberg
                                                    ---------------------------
                                                    Jeffrey Steinberg
                                                    Administrative Partner

Dated:  August 31, 1998                          HealthCare Partners IV, L.P.
             Princeton, New Jersey
                                                 By: /s/ Jeffrey Steinberg
                                                    ---------------------------
                                                    Jeffrey Steinberg
                                                    Administrative Partner

Dated:  August 31, 1998                          By:           *
             Princeton, New Jersey                  ---------------------------
                                                     James H. Cavanaugh, Ph.D.

Dated:  August 31, 1998                          By:            *
             Princeton, New Jersey                  ---------------------------
                                                          Harold R. Werner

Dated:  August 31, 1998                          By:            *
             Cambridge, Massachusetts               ---------------------------
                                                       John W. Littlechild

Dated:  August 31, 1998                          By:            *
             Princeton, New Jersey                  ---------------------------
                                                          William Crouse

Dated:  August 31, 1998                          By:            *
             Cambridge, Massachusetts               ---------------------------
                                                            Mark Leschly

--------------------------
*Signed by Jeffrey Steinberg as Attorney-in-Fact pursuant to the Power of Attorney filed previously and incorporated herein by reference.

                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

                  The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Magainin Pharmaceuticals, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated:  August 31, 1998                          HealthCare Ventures II, L.P.,
             Princeton, New Jersey               by its General Partner,
                                                 HealthCare Partners V, L.P.,

                                                 By: /s/ Jeffrey Steinberg
                                                     --------------------------
                                                     Jeffrey Steinberg
                                                     Administrative Partner

Dated:  August 31, 1998                          HealthCare Partners II, L.P.
             Princeton, New Jersey
                                                 By: /s/ Jeffrey Steinberg
                                                    ---------------------------
                                                    Jeffrey Steinberg
                                                    Administrative Partner

Dated:  August 31, 1998                          HealthCare Ventures III, L.P.,
             Princeton, New Jersey               by its General Partner,
                                                 HealthCare Partners V, L.P.,

                                                 By: /s/ Jeffrey Steinberg
                                                    ---------------------------
                                                    Jeffrey Steinberg
                                                    Administrative Partner

Dated:  August 31, 1998                          HealthCare Partners III, L.P.
             Princeton, New Jersey
                                                 By: /s/ Jeffrey Steinberg
                                                    ---------------------------
                                                    Jeffrey Steinberg
                                                    Administrative Partner

Dated:  August 31, 1998                          HealthCare Ventures IV, L.P.,
             Princeton, New Jersey               by its General Partner,
                                                 HealthCare Partners V, L.P.,

                                                 By: /s/ Jeffrey Steinberg
                                                    ---------------------------
                                                    Jeffrey Steinberg
                                                    Administrative Partner

Dated:  August 31, 1998                          HealthCare Partners IV, L.P.
             Princeton, New Jersey
                                                 By: /s/ Jeffrey Steinberg
                                                    ---------------------------
                                                    Jeffrey Steinberg
                                                    Administrative Partner

Dated:  August 31, 1998                          By:           *
             Princeton, New Jersey                  ---------------------------
                                                     James H. Cavanaugh, Ph.D.

Dated:  August 31, 1998                          By:            *
             Princeton, New Jersey                  ---------------------------
                                                          Harold R. Werner

Dated:  August 31, 1998                          By:            *
             Cambridge, Massachusetts               ---------------------------
                                                       John W. Littlechild

Dated:  August 31, 1998                          By:            *
             Princeton, New Jersey                  ---------------------------
                                                          William Crouse

Dated:  August 31, 1998                          By:            *
             Cambridge, Massachusetts               ---------------------------
                                                            Mark Leschly

--------------------------
*Signed by Jeffrey Steinberg as Attorney-in-Fact